JUCESP

11.06.17

SMILES VIAGENS E TURISMO S.A.

CNPJ/MF No. 27.413.812/0001-15

NIRE 35.300.502.761

MINUTES OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING HELD ON AUGUST 31, 2017

Date, Time and Place: On the 31st (thirty-first) day of August 2017, at 9:00 a.m., at the head office of Smiles Viagens e Turismo S.A. (“Company”), located in the City of Barueri, State of São Paulo, at Alameda Rio Negro, No. 585, Block B, 4th Floor, Suite 41, Alphaville, Postal Code (CEP) 06454-000.

Call Notice and Attendance: The call notice was waived due to the presence of the sole shareholder representing 100% (one hundred percent) of the Company’s capital stock, pursuant to article 124, paragraph 4 of Law No. 6.404/76, as amended (“Corporation Law”), as per the signature in the Company’s Shareholder Attendance Register.

Agenda: To resolve on: (i) the amendment to the Company’s corporate purpose; (ii) the increase of the Company’s capital stock; and (iii) the restatement of the Company’s Bylaws.

Board: Chairman: Leonel Dias de Andrade Neto; and Secretary: Murilo Cintra Grassi.

Resolutions: As a preliminary matter, the shareholders authorized the preparation of these minutes in summary form, in accordance with paragraph 1 of article 130 of the Corporation Law. Then, after examining the matters on the agenda, the following matters were approved by unanimous vote and without reservations:

(i) Approve the change in the Company’s corporate purpose to (1) include an indication that the Company complies in particular with the “regulations of the Ministry of Tourism and the Brazilian Institute of Tourism” in the operation of the Travel Agency business; (2) change the wording of items “a”, “b”, “c”, “d”, “f”, “g”, “h”, “m” and “n” to better suit the activities performed by the Company; and (3) delete items “e”, “l”, “o” and “p”, with the consequent renumbering of the remaining items.

(i.1) Due to the resolution contained in item (i) above, Article 3 of the Company’s Bylaws shall come into force with the following new wording:

“Article 3. The Company’s corporate purpose is to operate the Travel and Tourism Agency business, in accordance with the tourism legislation in force, in particular the regulations of the Ministry of Tourism and the Brazilian Institute of Tourism, including: (a) paid intermediation of travel and tourism services, such as airline tickets, tours, trips and/or excursions, in the air, water, land, rail and/or combined modalities; (b) paid intermediation of activities associated with the execution of tourist trips, programs, services, itineraries and itineraries related to tours and/or excursions; (c) paid intermediation of activities of organization of programs, services and itineraries of individual and/or group trips; (d) paid intermediation of activities of organization of programs and/or services related to educational and/or cultural trips; (e) paid intermediation of activities of obtainment and legalizing documents for travelers; (f) paid intermediation of surface tourist transportation activities; (g) paid intermediation of baggage clearance activities, on trips and/or tours of its clients; (h) paid intermediation of air and/or land cargo services; (i) paid intermediation in the reservation and contracting of accommodation and in the rental of vehicles; (j) paid intermediation in the reservation and/or sale of tickets for public, artistic, sporting and/or cultural shows; (k) paid intermediation of advisory, organization and/or execution of activities related to fairs, exhibitions, congresses and similar events; (l) paid intermediation of insurance linked to trips and tours and/or traveler assistance cards; (m) the provision of banking correspondent services in the national territory related to services of interest to passengers; and (n) participation in other companies in the same line of business.”

(ii) Approve the increase in the Company’s capital stock, from the current R$500.00 (five hundred Reais) to R$40,000.00 (forty thousand Reais), therefore an increase in the amount of R$39,500.00 (thirty-nine thousand, five hundred Reais), through the issuance of 39,500 (thirty-nine thousand, five hundred) shares, all common, registered and with no par value, at the issuance price of R$1.00 (one Real) per share, fully subscribed herein by the Company’s sole shareholder, Smiles Fidelidade S.A., which will be paid in full by October 31, 2017, in accordance with the Subscription Slip attached hereto (Exhibit I), at the issuance price per share of R$1.00 (one Real), set in accordance with item I of paragraph 1 of Art. 170 of the Brazilian Corporation Law.

(ii.1) Due to the increase in capital stock now approved, the wording of the head provision of article 5 of the Company’s Bylaws is hereby changed and shall come into force with the following new wording:

“Article 5. The fully subscribed and partially paid-up capital stock, in national currency, is R$40,000.00 (forty thousand Reais), divided into 40,000 (forty thousand) common shares, all registered and with no par value.”

(iii) Approve the restatement of the Company’s Bylaws to reflect the changes approved in the resolution above, which will come into force with the wording set out in Exhibit II.

Closing, Drawing Up and Approval of Minutes: There being no further business to discuss, and since none of those present wished to speak, the meeting was adjourned and these minutes were drawn up, which were read, found to be in order and signed by all those present. Barueri, SP, August 31, 2017. Board: Marcos Antonio Pinheiro Filho - Chairman; Murilo Cintra Grassi - Secretary. Shareholders Present: Smiles Fidelidade S.A. (by Leonel Dias de Andrade Neto and Marcos Antonio Pinheiro Filho).

It conforms with the original recorded in the proper book.

Barueri, SP, August 31, 2017.

Board:

(sgd)	(sgd)
Leonel Dias de Andrade Neto	Murilo Cintra Grassi
Chairman	Secretary

ECONOMIC DEVELOPMENT, SCIENCE, TECHNOLOGY AND INNOVATION OFFICE - JUCESP

I certify registration under number 505.710/17-1 (barcode)

(sgd) Flávia R Britto (illegible), Secretary General

JUCESP – Nov 06, 2017 – Head Office.

SMILES VIAGENS E TURISMO S.A.

CNPJ/MF No. 27.413.812/0001-15

NIRE 35.300.502.761

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING HELD ON AUGUST 31, 2017

SHARE SUBSCRIPTION SLIP

Company name: Smiles Viagens e Turismo S.A.

Total subscription value: R$ 39,500.00 (thirty-nine thousand and five hundred Reais)

Issue price of each share: R$1.00 (one Real) per share

Total shares subscribed: 39,500 (thirty-nine thousand and five hundred) common shares, registered and with no par value

Amount paid in full and form of payment: R$39,500.00 (thirty-nine thousand and five hundred Reais) will be paid in national currency by October 31, 2017.

Subscriber of all shares issued: Smiles Fidelidade S.A., a joint-stock corporation, registered with the CNPJ/MF under No. 27.413.812/0001-15, with head office at Alameda Rio Negro, No. 585, Padauiri Building, Block B, 2nd floor, suites 21 and 22, Alphaville, Postal Code 06454-000, Municipality of Barueri, State of São Paulo, herein represented by its legal representatives, Messrs. Leonel Dias de Andrade Neto, Brazilian, married, historian, holder of Identity Card RG No. 02.735.214-54, issued by the SSP/BA, registered with the CPF/MF under No. 291.647.615-68, domiciled in the City of Barueri, State of São Paulo, at Alameda Rio Negro, No. 585, Padauiri Building, Block B, 2nd floor, suites 21 and 22, Alphaville, Postal Code 06454-000, and Mr. Marcos Antonio Pinheiro Filho, Brazilian, married, business administrator, holder of Identity Card RG No. 32.547.278-6 SSP/SP and registered with the CPF/MF under No. 311.814.188-36, domiciled in the City of Barueri, State of São Paulo, at Alameda Rio Negro, No. 585, Padauiri Building, Block B, 2nd floor, suites 21 and 22, Alphaville, Postal Code 06454-000.

Shares subscribed by the subscriber: 39,500 (thirty-nine thousand and five hundred) common, registered shares with no par value

Barueri, SP, October 31, 2017.

Subscribing Shareholder:

SMILES FIDELIDADE S.A.

(sgd)	(sgd)
by Leonel Dias de Andrade Neto	by Marcos Antonio Pinheiro Filho
Board:
(sgd)	(sgd)
Leonel Dias de Andrade Neto	Murilo Cintra Grassi
Chairman	Secretary

JUCESP

11. 06.17

SMILES VIAGENS E TURISMO S.A.

CNPJ/MF No. 27.413.812/0001-15

NIRE 35.300.502.761

EXHIBIT II TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING HELD ON AUGUST 31, 2017

BYLAWS OF

SMILES VIAGENS E TURISMO S.A.

CNPJ/MF No. 27.413.812/0001-15

NIRE 35.300.502.761

CHAPTER I. NAME, HEAD OFFICE, PURPOSE AND DURATION

Article 1. Smiles Viagens e Turismo S.A. (“Company”) is a joint-stock corporation, governed by these bylaws (“Bylaws”) and by the legal and regulatory provisions applicable thereto, in particular by Law No. 6.404 of December 15, 1976, and subsequent amendments (“Corporation Law”).

Article 2. The Company has its head office, jurisdiction and domicile in the City of Barueri, State of São Paulo, at Alameda Rio Negro, No. 585, Block B, 4th Floor, Suite 41, Alphaville, Postal Code 06454-000, and it may open or close branches, agencies, offices and representations and any other establishments, in any part of the national territory and abroad, for the performance of its activities, upon resolution of the Executive Board.

Article 3. The Company’s corporate purpose is to operate the Travel and Tourism Agency business, in accordance with the tourism legislation in force, in particular the regulations of the Ministry of Tourism and the Brazilian Institute of Tourism, including: (a) paid intermediation of travel and tourism services, such as airline tickets, tours, trips and/or excursions, in the air, water, land, rail and/or combined modalities; (b) paid intermediation of activities associated with the execution of tourist trips, programs, services, itineraries and itineraries related to tours and/or excursions; (c) paid intermediation of activities of organization of programs, services, itineraries and itineraries of individual and/or group trips; (d) paid intermediation of activities of organization of programs and/or services related to educational and/or cultural trips; (e) paid intermediation of activities of obtainment and legalizing documents for travelers; (f) paid intermediation of surface tourist transportation activities; (g) paid intermediation of baggage clearance activities, on trips and/or tours of its clients; (h) paid intermediation of air and/or land cargo services; (i) paid intermediation in the reservation and contracting of accommodation and in the rental of vehicles; (j) paid intermediation in the reservation and/or sale of tickets for public, artistic, sporting and/or cultural shows; (k) paid intermediation of advisory, organization and/or execution of activities related to fairs, exhibitions, congresses and similar events; (l) paid intermediation of insurance linked to trips and tours and/or traveler assistance cards; (m) the provision of banking correspondent services in the national territory related to services of interest to passengers; and (n) participation in other companies in the same line of business.

Article 4. The Company has an indefinite term of duration.

CHAPTER II. CAPITAL STOCK AND SHARES

Article 5. The fully subscribed and partially paid-up capital stock, in national currency, is R$40,000.00 (forty thousand Reais), divided into 40,000 (forty thousand) common shares, all registered and with no par value.

Paragraph 1. The Company’s capital stock shall be exclusively represented by common shares and each common share shall entitle its holder to one vote in the resolutions of the Company Shareholders’ Meetings, which resolutions shall be taken in accordance with applicable legislation.

Paragraph 2. The Company may acquire its own shares, with the aim of cancelling them or keeping them in treasury, for subsequent sale.

Paragraph 3. The share is indivisible in relation to the Company. When the share belongs to more than one person, the rights conferred upon it shall be exercised by the representative of the condominium.

Paragraph 4. The shares are registered and their ownership will be presumed by the entry in the relevant corporate registers.

Article 6. The Company may, in capital increases, issue common shares or preferred shares, or only one type, without maintaining a proportion between the shares of each type or class, observing, as regards preferred shares, the maximum limit of 50% (fifty percent) of the total shares issued, in accordance with the provisions of art. 15, paragraph 2, of the Corporation Law.

Article 7. The shares representing the capital stock are indivisible in relation to the Company and each common share grants its holder the right to one vote at the Shareholders’ Meetings.

Article 8. The issuance of shares, subscription slips and debenture stock must be approved by the Shareholders’ Meeting.

Article 9. Shareholders have the preemption right, in proportion to their respective holdings, in the subscription of shares, debenture stock or subscription slips issued by the Company, pursuant to Article 171, paragraph 3 of the Corporation Law, observing the term set for exercising the preemption right, which will not be less than 30 (thirty) days.

CHAPTER III. SHAREHOLDERS’ MEETING

Article 10. The Shareholders’ Meeting, with the duties and attributions provided for by law and in these Bylaws, will meet, ordinarily, once a year, within 4 (four) months following the end of the fiscal year to resolve on the matters provided for in the Corporation Law and, extraordinarily, whenever the law or corporate interests require, observing, in its convening, installation and resolution, the pertinent legal provisions and the provisions of these Bylaws.

Sole Paragraph. The Shareholders’ Meeting shall be convened and installed in compliance with the applicable legal provisions. The Shareholders’ Meeting shall be presided over by any shareholder or any of the Officers, as chosen by the majority of the shareholders present at the Meeting. The Chairman of the Shareholders’ Meeting shall invite the secretary of the proceedings from among those present.

Article 11. Except in cases of qualified quorum, as provided for by law, the decisions of the Shareholders’ Meeting shall be taken by a qualified majority of votes of the shareholders present, with blank votes not being counted, in compliance with the restrictions established in the Corporation Law and in these Bylaws.

Paragraph 1. The minutes of the Shareholders’ Meeting shall be drawn up, unless otherwise decided by the Chairman of the Shareholders’ Meeting, in the form of a summary of the facts that occurred, including dissents and protests, containing the transcription of the decisions taken and shall be published without the signatures of the shareholders, in compliance with the provisions of paragraphs 1 and 2 of Article 130 of the Corporation Law.

Paragraph 2. The Shareholders’ Meeting may only resolve on matters on the agenda, as set out in the respective call notice, subject to the exceptions provided for in the Corporation Law.

Article 12. The Shareholders’ Meeting is responsible, in addition to other duties assigned to it by law, observing the quorums provided for in these Bylaws and in applicable legislation, for:

a) taking the administrators’ accounts for the last financial year;

b) examining, discussing and voting on the financial statements, accompanied by the opinion of the Fiscal Council, when installed;

c) electing and dismissing the Company’s administrators (including Officers and members of the Fiscal Council);

d) setting the annual global remuneration of the members of the Executive Board, as well as that of the members of the Fiscal Council, if installed;

e) resolving, in accordance with the proposal presented by the administration, on the allocation of the net profit for the year and the distribution of dividends;

f) amending these Bylaws;

g) deciding on the increase or reduction of capital stock;

h) resolving on mergers, spin-offs, transformations, mergers, or mergers of shares involving the Company;

i) awarding bonuses in shares issued by the Company, as well as resolving on any redemptions, amortizations, groupings and splits of shares issued by the Company;

j) approving plans to grant options to purchase or subscribe for shares issued by the Company to its officers, employees and individuals who provide services to the Company, as well as to officers, employees and individuals who provide services to other companies that are controlling, affiliated or directly or indirectly controlled by the Company (“Option Plans”):

k) resolving on the issuance of shares or any securities by the Company, defining the respective issuance price and the quantity of securities to be issued, in accordance with the provisions and observing the exceptions provided for in the Corporation Law and in these Bylaws;

l) resolving on the judicial or extrajudicial reorganization of the Company or petition for its bankruptcy;

m) deciding on the dissolution or liquidation of the Company, or termination of its liquidation status, as well as electing the liquidator and the Fiscal Council that must operate during the liquidation period;

n) approving the carrying out of business by the Company in which, on the one hand, the shareholders or officers of the Company or related parties, their respective spouses, ascendants, relatives up to the third degree, controlled companies, their controlling shareholders or persons under common control, and, on the other, the Company or its controlled companies;

o) approving the contracting of financial obligations not included in the annual plan or budget of the Company or its controlling shareholders and whose value exceeds R$10,000,000.00 (ten million Reais);

p) Resolving on any financial restructuring directly or indirectly involving the Company or its subsidiaries;

q) Approving the acquisition, sale, transfer or encumbrance of the Company’s permanent assets and the granting of guarantees of any nature, whether security interest or personal guarantees, on the Company’s fixed assets, in amounts exceeding R$10,000,000.00 (ten million Reais), when these operations are outside the normal course of business of a company operating in the Company’s sector and are not included in the annual plan or budget of the Company or its controlling shareholders;

r) distributing dividends or payment of interest on equity;

s) resolving on any matter submitted to it by the Executive Board;

t) suspending the exercise of shareholders’ rights, as provided for in Article 120 of the Corporation Law and in these Bylaws, and the shareholder(s) whose rights may be subject to suspension may not vote in this resolution; and

u) resolving any cases not covered by these Bylaws, in compliance with the provisions of the Corporation Law.

CHAPTER IV. ADMINISTRATION

Section I - Executive Board

Article 13. The Executive Board shall be composed of at least 2 (two) and at most 9 (nine) members, shareholders or not, all resident in Brazil, elected by the Shareholders’ Meeting, necessarily being 1 (one) Chief Executive Officer, 1 (one) Chief Financial Officer and other Officers without specific designation, with the cumulation of positions being permitted, all with a unified term of office of 1 (one) year, with reelection permitted.

Paragraph 1. The Executive Board is the executive and representative body of the Company, and is responsible for ensuring its regular operation, having the power to perform any and all acts related to the corporate purposes, except those that by Law or by these Bylaws depend on prior approval by the Shareholders’ Meeting.

Paragraph 2. Officers are invested in their positions upon signing the Instrument of Investiture recorded in a specific register, within 30 (thirty) days following their election, and are exempt from any guarantee for the exercise of their functions.

Paragraph 3. The Officers shall remain in their positions until their successors take office, unless otherwise decided by the Shareholders’ Meeting.

Paragraph 4. In the event of absence or temporary incapacity of any Officer, he/she shall be replaced on an interim basis by another substitute designated by the Executive Board. In the event of a vacancy resulting from the resignation, death or permanent incapacity of any member, or his/her refusal to fulfill his/her respective obligations, the Officer shall be replaced on a permanent basis by a substitute to be designated by the Executive Board, until the position is filled by the first Shareholders’ Meeting to be held, and the substitute Officer shall complete the term of office of the replaced Officer.

Article 14. The Chief Executive Officer is specifically responsible for:

(i) installing and presiding over Executive Board meetings and executing and enforcing the resolutions of the Shareholders’ Meeting and the Executive Board;

(ii) planning, coordinating, directing and managing all the activities of the Company, exercising executive and decision-making functions; and

(iii) exercising general supervision of all the Company’s business, coordinating and guiding its activities.

Article 15. The Executive Board shall meet upon call by its Chief Executive Officer or by any member of the Executive Board, whenever the corporate interests so require, with at least 2 (two) days’ notice, by any permitted means with acknowledgement of receipt, including email. The presence of all officers shall allow Executive Board meetings to be held without notice. The meetings shall be installed with the presence of the majority of its members, with the respective resolutions being taken by the vote of the majority of the members present, except that in the event of a tie, the Chief Executive Officer will be given the qualified vote to approve or reject the matter under discussion.

Paragraph 1. Minutes of Executive Board meetings shall be drawn up in a proper register, signed by all Officers present.

Paragraph 2. Members of the Executive Board who participate in meetings by means of a conference call or other telecommunication system shall be considered present at the meeting. A meeting in which all Officers have participated by means of a conference call or other communication system shall also be considered regular, provided that the resolutions taken are subsequently recorded in minutes signed by all those present, or that the respective vote is sent to the company in the manner set out in paragraph three below.

Paragraph 3. The members of the Executive Board may vote by email, fax, letter or telegram, sent to the Company, to the attention of the Chief Executive Officer, and in this case, the Secretary of the meeting shall be responsible for drawing up the respective minutes, to which the vote shall be attached.

Article 16. The Executive Board is responsible for representing the Company, managing the company’s business in general and, to that end, carrying out all necessary or convenient acts, except for those for which the Shareholders’ Meeting is empowered by law or by these Bylaws. In the exercise of their functions, the Officers may carry out all operations and practice all acts necessary to achieve the objectives of their position, in compliance with the provisions of these Bylaws regarding the form of representation, the authority to practice certain acts and the general orientation of the business established by the Shareholders’ Meeting, including resolving on and approving the application of resources, compromising, waiving, assigning rights, confessing debts, making agreements, signing commitments, contracting obligations, entering into contracts, acquiring, disposing of and encumbering movable and immovable property, providing security, sureties and bonds, issuing, endorsing, guaranteeing, discounting, withdrawing and guaranteeing securities in general, opening, operating and closing accounts in credit institutions, which may also be carried out by a duly appointed attorney, in compliance with the legal restrictions and those established in these Bylaws.

Article 17. Without prejudice to other duties provided for by law and in these Bylaws, the Executive Board is also responsible for:

a) complying with and enforcing these Bylaws and the resolutions of the Shareholders’ Meeting;

b) representing the Company, as plaintiff or defendant, in accordance with the attributions and powers established in these Bylaws and by the Shareholders’ Meeting;

c) preparing and proposing the Company’s business, operational, investment and development plans, as well as the annual budget;

d) preparing the Company’s organizational plan and issuing the corresponding rules;

e) deciding on any matter that is not within the exclusive authority of the Shareholders’ Meeting, as well as on disagreements between its members; and

f) exercising other legal powers or those conferred upon it by the Shareholders’ Meeting.

Article 18. The representation of the Company, in any act that creates liability for the Company or releases third parties from obligations before the Company, including the representation of the Company in court, as plaintiff or defendant, is the responsibility of: (a) the Chief Executive Officer, together with another Officer; or (b) two Officers, together; or (c) one Officer together with an attorney-in-fact; or (d) two attorneys-in-fact of the Company, provided that such attorneys-in-fact have been appointed by any 2 (two) Officers together, in accordance with Article 19 of these Bylaws.

Paragraph 1. The Company may be represented by a single Officer or attorney-in-fact (i) at Shareholders’ Meetings or meetings of partners of companies in which it participates; (ii) before bodies of any sphere of government, professional councils or associations or workers’ unions; (iii) in cases of providing personal testimony, (iv) as agents in hearings; and (v) in any ordinary acts that do not create liability for the Company.

Paragraph 2. The performance of acts or operations of the Company abroad may be carried out by a single Officer or attorney-in-fact, provided that they are provided with a power of attorney for a specific purpose granted by two Officers of the Company.

Article 19. Powers of attorney shall always be granted on behalf of the Company by any 2 (two) Officers, jointly, and shall specify the powers granted and, with the exception of those with the ad judicia clause, shall have a pre-determined period of validity, subject to the limits stipulated by these Bylaws or by law.

Sole Paragraph. In the absence of a determination of validity period in the powers of attorney granted by the Company, it shall be presumed that they were granted for a period of 1 (one) year.

Article 20. The acts of any Officer, attorney-in-fact or employee that involve the Company in obligations and business or operations outside its corporate purpose are expressly prohibited and are null and void with respect to the Company.

Section II - Fiscal Council

Article 21. The Company will have a non-permanent Fiscal Council, installed in the fiscal years in which there is a request from shareholders, as provided for by law.

Paragraph 1. When installed, the Fiscal Council shall have the powers conferred upon it by law.

Paragraph 2. The Fiscal Council shall be composed of 3 (three) to 5 (five) members and their respective alternates, shareholders or not, elected and dismissible by the Shareholders’ Meeting, with reelection permitted. The members of the Fiscal Council shall have the duties, functions and responsibilities established by the current corporate legislation and the Corporation Law.

Paragraph 3. The members of the Fiscal Council shall take office by signing the respective instrument in a specific register.

Paragraph 4. The members of the Fiscal Council shall be replaced, in their absence or impediment, by their respective alternate. In the event of a vacancy in the position of a member of the Fiscal Council, the respective alternate shall take his/her place. In the absence of an alternate, the Shareholders’ Meeting shall be convened to elect a member for the vacant position.

Paragraph 5. No person may be elected to the position of member of the Company’s Fiscal Council who has a connection with a company that may be considered a competitor of the Company, and the following persons are prohibited from being elected: (a) if they are employees, shareholders or members of the administrative, technical or fiscal bodies of a competitor or of a controlling or controlled company of a competitor, except for the exemption provided for in Article 147, paragraph 3, of the Corporation Law; (b) if they are spouses or relatives up to the third degree of a member of the administrative, technical or fiscal bodies of a competitor or of a controlling or controlled company of a competitor.

Paragraph 6. The remuneration of the members of the Fiscal Council shall be established by the Shareholders’ Meeting that elects them, in compliance with the provisions of paragraph 3 of Article 162 of the Corporation Law.

Article 22. Once installed, the Fiscal Council will meet, in accordance with the law, whenever necessary and will analyze, at least quarterly, the financial statements.

Paragraph 1. Regardless of any formalities, a meeting attended by all members of the Fiscal Council shall be considered to have been regularly convened.

Paragraph 2. The Fiscal Council will express its opinion by a qualified majority of votes, with the majority of its members present.

Paragraph 3. All resolutions of the Fiscal Council shall be recorded in minutes drawn up in the respective register of minutes and opinions of the Fiscal Council and signed by the council members present.

CHAPTER V. FISCAL YEAR, BALANCE SHEET, PROFITS AND DIVIDENDS

Article 23. The financial year shall begin on January 1st and end on December 31st of each year.

Article 24. At the end of each fiscal year and on the last business day of each calendar quarter, the Executive Board shall prepare the financial statements provided for in the Corporation Law.

Paragraph 1. Together with the financial statements for the fiscal year ended, the Executive Board must submit to the Annual Shareholders’ Meeting, for approval, the proposal for the allocation of net profit, in accordance with the provisions of these Bylaws.

Paragraph 2. In compliance with the provisions of the Corporation Law, the Executive Board may, at any time, determine the preparation of balance sheets for any period of time and approve the distribution of interim or provisional dividends, based on the profit recorded in said balance sheets or of accumulated profits or profit reserves, which must always be attributed to the mandatory minimum dividend.

Article 25. Accumulated losses, if any, and the provision for income tax and social contribution on profits will be deducted from the result of the fiscal year, before any sharing.

Article 26. The net profit for the fiscal year will be allocated as follows:

a) 5% (five percent) to form the legal reserve, until reaching 20% (twenty percent) of the subscribed capital stock. In the fiscal year in which the balance of the legal reserve plus the amount of capital reserves, as referred to in paragraph 1 of Article 182 of the Corporation Law, exceeds 30% (thirty percent) of the capital stock, it shall not be mandatory to allocate part of the net profit for the fiscal year to the legal reserve;

b) 25% (twenty-five percent) of the net profit for the fiscal year, adjusted in accordance with Article 202 of the Corporation Law, will be distributed as a mandatory minimum dividend among all shares; and

c) the percentage required, where applicable, to establish the contingency reserve, in accordance with Article 195 of the Corporation Law.

Paragraph 1. The mandatory minimum dividend shall not be paid to shareholders in relation to the fiscal year in which the Company’s management informs the Shareholders’ Meeting that such payment is incompatible with the Company’s financial situation, provided that the provisions of Article 202, paragraphs 4 and 5 of the Corporation Law are complied with.

Paragraph 2. Dividends, unless otherwise decided, shall be paid within a maximum period of 60 (sixty) days from the date of the decision to distribute them and, in any case, within the fiscal year.

Paragraph 3. The Company may pay its shareholders, with the approval of the Executive Board, interest on equity, pursuant to Article 9, paragraph 7, of Law No. 9.429/95 and other applicable laws and regulations, which may be deducted from the mandatory minimum dividend. Any payment in accordance with the provisions of this paragraph shall, for all purposes, be included in the amount of dividends distributed by the Company.

Paragraph 4. Dividends and interest on equity not received within 3 (three) years from the date of their provision to shareholders will be reverted to the Company.

Paragraph 5. The Executive Board may prepare balance sheets at any time for the purpose of distributing interest on equity. Interim dividends and interest on equity must always be included in the mandatory minimum dividend.

Article 27. The Executive Board of the Company shall prepare annually, before the beginning of each fiscal year, a written business plan for the Company which shall be submitted to the Shareholders’ Meeting for approval, at least 30 (thirty) days before the beginning of the fiscal year.

CHAPTER VI. LIQUIDATION

Article 28. The Company shall be dissolved and liquidated in the cases provided for by law or by decision of the Shareholders’ Meeting.

Sole Paragraph. In compliance with the provisions of the Shareholders’ Meeting, the Executive Board shall determine the form of liquidation and appoint the liquidator, and the Fiscal Council shall operate during the liquidation period.

CHAPTER VII. GENERAL PROVISIONS

Article 29. Any omissions or doubts in these Bylaws will be resolved by the Shareholders’ Meeting, applying the legal provisions in force.

Article 30. The Company, its shareholders, Officers and members of the Fiscal Council undertake to resolve, through arbitration to be administered by the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“Chamber”), any and all disputes or controversies that may arise between them, related to or arising, in particular, from the application, validity, effectiveness, interpretation, violation and its effects, of the provisions contained in the Corporation Law, the Company’s bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the Brazilian Securities Commission, as well as other rules applicable to the operation of the capital markets in general, in accordance with the Chamber’s arbitration rules (“Rules”) and the provisions of Law No. 9.307 of September 23, 1996, as amended (“Arbitration Law”).

Paragraph 1. The arbitral tribunal shall be composed of 3 (three) arbitrators, 1 (one) of whom shall be appointed by the claimant party(ies) and 1 (one) by the defendant party(ies). The Company shall not appoint arbitrators, but shall participate in the arbitration to the extent strictly necessary for the decisions of the arbitral tribunal to be implemented and complied with. The third arbitrator, who shall act as president of the arbitral tribunal, shall be chosen by the 2 (two) arbitrators then appointed by the parties. If, under the terms of the Rules, (i) the arbitrators already appointed fail to choose the 3rd (third) arbitrator, for any reason; or (ii) either party fails to appoint the arbitrator that it should appoint, the arbitrators pending appointment shall be appointed by the president of the Chamber, under the terms of the Rules. In the event of proceedings involving 3 (three) or more parties that cannot be brought together in blocks of claimants and defendants, all parties shall jointly appoint 2 (two) arbitrators within 15 (fifteen) days from the receipt by the parties of the last notification from the Chamber. In this case, the 3rd (third) arbitrator, who shall act as president of the arbitral tribunal, shall be chosen by the arbitrators appointed by the parties within 15 (fifteen) days from acceptance of the appointment by the last arbitrator or, if this is not possible for any reason, by the president of the Chamber. If the parties do not jointly appoint the 02 (two) arbitrators, all members of the arbitral tribunal shall be appointed by the president of the Chamber, in accordance with the Rules, who shall designate one of them to act as president.

Paragraph 2. The seat of arbitration shall be the City of São Paulo, State of São Paulo, in the Federative Republic of Brazil. The language of arbitration shall be Portuguese. The arbitration shall be conducted and judged in accordance with the Laws of the Federative Republic of Brazil. Every arbitration award shall be final and shall be binding upon the parties, as the case may be, and their assigns and successors in any way.

Paragraph 3. Before the constitution of the arbitral tribunal, the parties may claim provisional remedies and urgent measures, when applicable, and actions for the enforcement of the arbitration award to the Judiciary, which may be requested and filed, at the interested party’s choice, in the judicial district where the domicile or assets of any of the parties are located, or in the judicial district of São Paulo, State of São Paulo.

Paragraph 4. As from the moment the arbitral tribunal is formed, all provisional remedies or urgent measures must be claimed directly from the arbitral tribunal, which must rule on whether to uphold, revoke or modify the measures previously requested from the Judiciary. For any other judicial measures, including those provided for in the Arbitration Law, the judicial district of São Paulo, State of São Paulo, is exclusively elected, and the claim for any judicial measure will not be considered a waiver of the rights provided for in this clause or of arbitration as the sole method of resolving Disputes between the parties.

Paragraph 5. Until the arbitration agreement is signed, the president of the Chamber may, at the request of the parties, order the restatement of simultaneous arbitration proceedings underway in the Chamber itself, based on this or any other instrument, provided that the proceedings have the same subject matter or the same cause of action. After the arbitration agreement is signed, this jurisdiction shall be vested in the arbitral tribunal, which may, if necessary, uphold, revoke or modify the decision previously taken by the president of the Chamber. The jurisdiction for restatement shall lie with the first arbitral tribunal formed, and its decision shall be binding on all parties.

Paragraph 6. The arbitration award shall set the costs of the arbitration and determine which party shall bear the cost thereof, or in what proportion such costs shall be shared between the parties to the arbitration, respecting the principle of burden of defeat.

Article 31. At any time, the legal type of the Company may be transformed into another, by decision of shareholders representing at least 75% (seventy-five percent) of the capital stock, in a Shareholders’ Meeting.

Article 32. In the event of its capital opening and obtaining registration as a publicly-held company in category A, the Company is obliged to join a special segment of the stock exchange or of an entity managing an organized over-the-counter market that ensures, at a minimum, differentiated corporate governance practices provided for in CVM Instruction No. 578, of August 30, 2016, as amended.

Article 33. These Bylaws shall come into force on the date of its approval by the Shareholders’ Meeting.

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